Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Second Quarter 2021 Results

•Delivered 243 shipsets, compared to 159 in Q2 2020; delivered 35 737 shipsets in Q2 2021 compared to 19 in Q2 2020 and 29 in Q1 2021
•Revenue of $1 billion in Q2 2021, compared to $645 million in Q2 2020 and $901 million in Q1 2021
•Cash used in operations improved by $200 million from Q2 2020 and $142 million from Q1 2021
•Cash guidance unchanged: full-year 2021 cash used in operations is expected to be between $(50) to $(150) million; full-year 2021 free cash flow* is expected to be between $(200) and $(300) million
•EPS of $(1.30) in Q2 2021 compared to $(2.46) in Q2 2020; Adjusted EPS* of $(0.31) in Q2 2021 compared to $(2.28) in Q2 2020

Wichita, Kan., August 4, 2021 - Spirit AeroSystems Holdings, Inc. (NYSE: SPR) (“Spirit” or the “Company”) reported second quarter 2021 financial results.

Table 1. Summary Financial Results (unaudited)
	2nd Quarter			Six Months
($ in millions, except per share data)	2021	2020	Change	2021	2020	Change
Revenues	$1,002	$645	55%	$1,903	$1,722	11%
Operating Loss	($98)	($367)	73%	($224)	($535)	58%
Operating Loss as a % of Revenues	(9.7%)	(56.9%)	**	(11.8%)	(31.0%)	**
Net Loss	($135)	($256)	47%	($307)	($419)	27%
Net Loss as a % of Revenues	(13.5%)	(39.7%)	**	(16.1%)	(24.3%)	820 BPS
Loss Per Share (Fully Diluted)	($1.30)	($2.46)	47%	($2.95)	($4.04)	27%
Adjusted Loss Per Share (Fully Diluted)*	($0.31)	($2.28)	86%	($1.51)	($3.12)	52%
Fully Diluted Weighted Avg Share Count	104.2	103.9		104.2	103.8
** Represents an amount equal to or in excess of 100% or not meaningful.

“With continued improvement in domestic air traffic, we are seeing strong recovery in narrowbody production rates as compared to a year ago, which is leading to improved cash flow performance,” said Tom Gentile, Spirit AeroSystems President and Chief Executive Officer.
“As a result of our ongoing engagement with Boeing on the 787 program, we identified an additional issue in the forward section of the fuselage. We continue to coordinate with Boeing to
* Non-GAAP financial measure, see Appendix for reconciliation ensure that we are performing all necessary rework. Primarily driven by this issue, we have recognized a $46 million forward loss on the 787 program in this quarter.”
Revenue
Spirit’s second quarter of 2021 revenue was $1.0 billion, up 55% from the same period of 2020, primarily due to higher production deliveries on the Boeing 737 and Airbus A320 programs and increased revenue from the recently acquired A220 wing and Bombardier programs. These increases were partially offset by the lower widebody production rates due to reduced international air traffic resulting from the impacts of COVID-19. Deliveries increased to 243 shipsets during the second quarter of 2021 compared to 159 shipsets in the same period of 2020, including Boeing 737 deliveries of 35 shipsets compared to 19 shipsets in the same period of the prior year.
Spirit’s backlog at the end of the second quarter of 2021 was approximately $34 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating loss for the second quarter of 2021 was $97.7 million, as compared to operating loss of $367.0 million in the same period of 2020. The decreased loss was primarily driven by lower forward loss charges, lower costs related to excess capacity and lower losses on disposal of assets in the second quarter of 2021 compared to the second quarter of 2020. Second quarter 2021 earnings included $47.5 million of excess capacity costs and $9.9 million of favorable cumulative catch-up adjustments. Additionally, the second quarter of 2021 included net forward loss charges of $52.2 million, primarily driven by Boeing 787 engineering analysis and rework. In comparison, during the second quarter of 2020, Spirit recorded $194.1 million of net forward loss charges, excess capacity costs of $82.8 million and $37.7 million of unfavorable cumulative catch-up adjustments. Additionally, during the second quarter of 2020, Spirit recognized loss on disposal charges of $22.9 million related to certain long lived assets on the Boeing 787 and Airbus A350 programs.
Other income for the second quarter 2021 was $31.1 million, compared to a net expense of $6.4 million for the same period in the prior year. The increase primarily reflects income related to the Belfast pension plan during the second quarter of 2021, as well as a non-cash expense of $14.7 million recognized in the second quarter of 2020 resulting from the voluntary retirement program (VRP) offered during 2020 that did not recur in 2021.
Second quarter EPS was $(1.30), compared to $(2.46) in the same period of 2020. Second quarter 2021 adjusted EPS* was $(0.31), which excluded the impacts from the
* Non-GAAP financial measure, see Appendix for reconciliation acquisitions, restructuring costs and the incremental deferred tax asset valuation allowance. During the same period of 2020, adjusted EPS* was $(2.28), which excluded the impacts of planned acquisitions, restructuring costs and the VRP offered during the first quarter of 2020. (Table 1)
Cash
Cash used in operations in the second quarter of 2021 was $(28) million as compared to $(228) million in the same quarter last year, primarily due to positive impacts of working capital. Free cash flow* in the second quarter of 2021 was $(53) million as compared to $(249) million in the same period of 2020. The cash balance at the end of the second quarter of 2021 was $1.3 billion. (Table 2)

Table 2. Cash Flow and Liquidity (unaudited)
	2nd Quarter			Six Months
($ in millions)	2021	2020	Change	2021	2020	Change
Cash used in Operations	($28)	($228)	(88%)	($198)	($560)	(65%)
Purchases of Property, Plant & Equipment	($26)	($20)	27%	($53)	($51)	4%
Free Cash Flow*	($53)	($249)	(79%)	($251)	($611)	(59%)

Liquidity				July 1, 2021	December 31, 2020
Cash				$1,269	$1,873
Total Debt				$3,601	$3,874

Financial Outlook and Risk to Future Financial Results – Unchanged August 4, 2021
Full-year 2021 cash used in operations is expected to be between $(50) and $(150) million; full-year 2021 free cash flow* is expected to be between $(200) and $(300) million.
Please refer to our Cautionary Statement Regarding Forward-Looking Statements below and the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q.

Subsequent Event
Based on the preliminary assessment of the latest 787 program demand received from Boeing on August 2, 2021, the Company expects to incur an incremental forward loss of approximately $40 to $60 million in the third quarter of 2021 due to the impact of reduced production volumes and the corresponding amount of fixed overhead absorption applied to lower deliveries. This preliminary assessment is subject to change if Boeing revises its production and delivery plans.

* Non-GAAP financial measure, see Appendix for reconciliation

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the second quarter of 2021 increased 51 percent from the same period last year to $492.2 million, primarily due to increased production volumes from the Boeing 737 and recently acquired Bombardier programs, partially offset by lower production volumes on the Boeing 787. Operating margin for the second quarter of 2021 increased to (6.5) percent, compared to (76.9) percent during the same period of 2020. This increase was primarily due to increased Boeing 737 production volumes and the resulting decrease in excess capacity costs, as well as less net forward losses recognized. In the second quarter of 2021, the Fuselage Systems Segment includes restructuring expenses of $0.9 million, excess capacity costs of $27.6 million and abnormal COVID-19 costs of $1.4 million compared to restructuring expenses of $2.4 million, excess capacity costs of $50.6 million, abnormal COVID-19 costs of $11.2 million, and loss on disposal charges of $22.5 million related to certain long lived assets on the Boeing 787 and Airbus A350 programs for the same period in 2020. In the second quarter of 2021, the segment recorded pretax $4 million of favorable cumulative catch-up adjustments and $35.7 million of net forward losses. In the second quarter of 2020, the segment recorded pretax $31.1 million of unfavorable cumulative catch-up adjustments and $155.1 million of net forward losses.
Propulsion Systems
Propulsion Systems segment revenue in the second quarter of 2021 increased 43 percent from the same period last year to $241.9 million, primarily due to increased revenue from the Boeing 737 program and aftermarket sales, partially offset by decreased production volume on the Boeing 777 program. Operating margin for the second quarter of 2021 increased to 11.7 percent, compared to (10.2) percent during the same period of 2020, primarily due to increased Boeing 737 production volumes and the resulting decrease in excess capacity costs, as well as lower net forward losses recognized compared to the same period of the prior year. In the second quarter of 2021, the segment recorded excess capacity costs of $7.1 million and $0.3 million of abnormal COVID-19 costs compared to excess capacity costs of $17.5 million, abnormal COVID-19 costs of $4.0 million and $1.6 million of restructuring expenses in the second quarter of 2020. The segment recorded pretax $5.9 million of favorable cumulative catch-up adjustments and $8.6 million of net forward losses in the second quarter of 2021. In comparison, during the same period of the prior year, the segment recorded pretax $5.1 million of unfavorable cumulative catch-up adjustments, and $16.2 million of net forward losses.
* Non-GAAP financial measure, see Appendix for reconciliation

Wing Systems
Wing Systems segment revenue in the second quarter of 2021 increased significantly from $122.5 million in the same period last year to $259.3 million, primarily due to increased production deliveries on the Boeing 737, Airbus A320 and A220 programs. Operating margin for the second quarter of 2021 increased to (6.2) percent, compared to (34.7) percent during the same period of 2020, primarily due to increased Airbus A320 production volume as well as lower forward losses compared to the same period of 2020. In the second quarter of 2021, the segment includes $4.3 million of restructuring costs, excess capacity costs of $12.8 million and $0.7 million of abnormal COVID-19 costs compared to the same period the prior year, which included restructuring expenses of $2.3 million, excess capacity costs of $14.7 million and abnormal COVID-19 costs of $4.1 million. In the second quarter of 2021, the segment recorded pretax $0.4 million of unfavorable cumulative catch-up adjustments and $7.9 million of net forward losses. In the second quarter of 2020, the segment recorded pretax $1.6 million of unfavorable cumulative catch-up adjustments and $22.8 million of net forward losses.

Table 4. Segment Reporting (unaudited)
	2nd Quarter			Six Months
($ in millions)	2021	2020	Change	2021	2020	Change

Segment Revenues
Fuselage Systems	$492.2	$327.1	50.5%	$929.3	$878.6	5.8%
Propulsion Systems	241.9	169.6	42.6%	468.4	394.8	18.6%
Wing Systems	259.3	122.5	**	482.9	413.9	16.7%
All Other	8.7	25.4	(65.7%)	22.3	34.6	(35.5%)
Total Segment Revenues	$1,002.1	$644.6	55.5%	$1,902.9	$1,721.9	10.5%

Segment (Loss) Earnings from Operations
Fuselage Systems	($31.8)	($251.5)	87.4%	($91.6)	($337.9)	72.9%
Propulsion Systems	28.2	(17.3)	**	44.9	(22.6)	**
Wing Systems	(16.2)	(42.5)	61.9%	(35.1)	(28.9)	(21.5%)
All Other	1.5	8.0	(81.3%)	2.7	9.8	(72.4%)
Total Segment Operating (Loss) Earnings	($18.3)	($303.3)	**	($79.1)	($379.6)	**

Unallocated Expense
SG&A	($66.9)	($49.0)	(36.5%)	($124.5)	($126.4)	1.5%
Research & Development	(13.3)	(8.3)	(60.2%)	(21.5)	(20.6)	(4.4%)
Cost of Sales	0.8	(6.4)	**	1.5	(7.9)	**
Total (Loss) Earnings from Operations	($97.7)	($367.0)	73.4%	($223.6)	($534.5)	58.2%

Segment Operating (Loss) Earnings as % of Revenues
Fuselage Systems	(6.5%)	(76.9%)	**	(9.9%)	(38.5%)	**
Propulsion Systems	11.7%	(10.2%)	**	9.6%	(5.7%)	**
Wing Systems	(6.2%)	(34.7%)	**	(7.3%)	(7.0%)	(30) BPS
All Other	**	**	**	**	**	**
Total Segment Operating (Loss) Earnings as % of Revenues	(1.8%)	(47.1%)	**	(4.2%)	(22.0%)	**

Total Operating (Loss) Earnings as % of Revenues	(9.7%)	(56.9%)	**	(11.8%)	(31.0%)	**

** Represents an amount equal to or in excess of 100% or not meaningful.
Contact information:
* Non-GAAP financial measure, see Appendix for reconciliation

Investor Relations: Ryan Avey or Aaron Hunt (316) 523-7040
Media: Molly Edwards (316) 523-2479
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “model,” “objective,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:
•the impact of the COVID-19 pandemic on our business and operations, including on the demand for our and our customers’ products and services, on trade and transport restrictions, on the global aerospace supply chain, on our ability to retain the skilled work force necessary for production and development, and generally on our ability to effectively manage the impacts of the COVID-19 pandemic on our business operations;
•demand for our products and services and the general effect of economic or geopolitical conditions, or other events, such as pandemics, in the industries and markets in which we operate in the U.S. and globally;
•the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;
•our reliance on Boeing and Airbus for a significant portion of our revenues;
•the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;
•the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment;
•our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;
•our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;
•our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;
•the outcome of non-conformance product warranty, defective product, or similar claims and the impact settlement of such claims may have on our accounting assumptions;
•our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components;
•our ability and our suppliers’ ability to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates of aircraft;
•our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;
•competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;
•our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus, and other customers;
•our ability to effectively integrate the acquisition of select assets of Bombardier along with other acquisitions that we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions;
•the possibility that our cash flows may not be adequate for our additional capital needs;
•any reduction in our credit ratings;
•our ability to access the capital markets to fund our liquidity needs, and the costs and terms of any additional financing;
•our ability to avoid or recover from cyber or other security attacks and other operations disruptions;
•legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;
•our ability to recruit and retain a critical mass of highly skilled employees;
•our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees;
•spending by the U.S. and other governments on defense;
•pension plan assumptions and future contributions;
•the effectiveness of our internal control over financial reporting;
•the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;
•adequacy of our insurance coverage;
•our ability to continue selling certain receivables through our supplier financing programs;
•and the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. You
* Non-GAAP financial measure, see Appendix for reconciliation should review carefully the section captioned “Risk Factors” in the Company’s Annual Report on Form 10-K and the Company's Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business.

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	2nd Quarter		Six Months
	2021	2020	2021	2020
B737	35	19	64	37
B747	2	1	3	3
B767	9	5	19	11
B777	6	7	11	16
B787	11	22	26	62
Total Boeing	63	54	123	129

A220	15	8	27	23
A320 Family	96	69	226	257
A330	4	5	9	13
A350	11	13	23	39
Total Airbus	126	95	285	332

Business/Regional Jet(1)	54	10	104	22

Total	243	159	512	483

(1) Beginning in the fourth quarter of 2020, includes Business/Regional Jet deliveries related to the Bombardier acquisition

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	July 1, 2021	July 2, 2020	July 1, 2021	July 2, 2020
	($ in millions, except per share data)
Revenue	$1,002.1	$644.6	$1,902.9	$1,721.9
Operating costs and expenses:
Cost of sales	1,014.4	925.1	1,973.2	2,037.6
Selling, general and administrative	66.9	49.0	124.5	126.4
Restructuring costs	5.2	6.3	7.3	48.9
Research and development	13.3	8.3	21.5	20.6
Loss on disposal of assets	—	22.9	—	22.9
Total operating costs and expenses	1,099.8	1,011.6	2,126.5	2,256.4
Operating loss	(97.7)	(367.0)	(223.6)	(534.5)
Interest expense and financing fee amortization	(59.1)	(48.6)	(118.9)	(80.8)
Other income (expense), net	31.1	(6.4)	43.9	(55.4)
Loss before income taxes and equity in net loss of affiliate	(125.7)	(422.0)	(298.6)	(670.7)
Income tax (provision) benefit	(9.0)	167.6	(7.3)	254.8
Loss before equity in net loss of affiliate	(134.7)	(254.4)	(305.9)	(415.9)
Equity in net loss of affiliate	(0.6)	(1.5)	(1.0)	(3.0)
Net loss	($135.3)	($255.9)	($306.9)	($418.9)

Loss per share
Basic	($1.30)	($2.46)	($2.95)	($4.04)
Shares	104.2	103.9	104.2	103.8

Diluted	($1.30)	($2.46)	($2.95)	($4.04)
Shares	104.2	103.9	104.2	103.8

Dividends declared per common share	$0.01	$0.01	$0.02	$0.02

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	July 1, 2021	December 31, 2020
	($ in millions)
Assets
Cash and cash equivalents	$1,269.3	$1,873.3
Restricted cash	0.3	0.3
Accounts receivable, net	516.3	484.4
Contract assets, short-term	358.7	368.4
Inventory, net	1,305.4	1,422.3
Other current assets	341.9	336.3
Total current assets	3,791.9	4,485.0
Property, plant and equipment, net	2,445.8	2,503.8
Intangible assets, net	214.9	215.2
Goodwill	619.0	565.3
Right of use assets	84.5	70.6
Contract assets, long-term	—	4.4
Pension assets	477.2	455.9
Deferred income taxes	1.2	0.1
Other assets	106.6	83.6
Total assets	$7,741.1	$8,383.9
Liabilities
Accounts payable	$607.1	$558.9
Accrued expenses	333.6	365.6
Profit sharing	28.4	57.0
Current portion of long-term debt	47.9	340.7
Operating lease liabilities, short-term	7.7	5.5
Advance payments, short-term	85.0	18.9
Contract liabilities, short-term	87.1	97.6
Forward loss provision, short-term	231.4	184.6
Deferred revenue and other deferred credits, short-term	18.1	22.2
Other current liabilities	85.1	58.4
Total current liabilities	1,531.4	1,709.4
Long-term debt	3,552.7	3,532.9
Operating lease liabilities, long-term	78.8	66.6
Advance payments, long-term	255.1	327.4
Pension/OPEB obligation	415.2	440.2
Contract liabilities, long-term	300.3	372.0
Forward loss provision, long-term	507.4	561.4
Deferred revenue and other deferred credits, long-term	36.0	38.9
Deferred grant income liability — non-current	27.5	28.1
Deferred income taxes	26.9	13.0
Other non-current liabilities	449.5	437.0
Stockholders’ Equity
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 105,429,840 and 105,542,162 shares issued and outstanding, respectively	1.1	1.1
Additional paid-in capital	1,150.1	1,139.8
Accumulated other comprehensive loss	(152.1)	(154.1)
Retained earnings	2,017.4	2,326.4
Treasury stock, at cost (41,523,470 shares each period, respectively)	(2,456.7)	(2,456.7)
Total stockholders' equity	559.8	856.5
Noncontrolling interest	0.5	0.5
Total equity	560.3	857.0
Total liabilities and equity	$7,741.1	$8,383.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Six Months Ended
	July 1, 2021	July 2, 2020
	($ in millions)
Operating activities
Net loss	($306.9)	($418.9)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	160.3	135.4
Amortization of deferred financing fees	4.3	5.5
Accretion of customer supply agreement	1.1	1.2
Employee stock compensation expense	13.4	10.8
(Gain) loss from derivative instruments	(0.1)	0.1
Loss (gain) from foreign currency transactions	4.9	(3.1)
Loss on disposition of assets	1.4	23.6
Deferred taxes	12.5	(51.3)
Pension and other post-retirement benefits, net	(30.5)	65.9
Grant liability amortization	(0.8)	(2.8)
Equity in net loss of affiliate	1.0	3.0
Forward loss provision	(28.1)	149.0
Changes in assets and liabilities
Accounts receivable, net	(11.2)	244.4
Contract assets	14.4	209.7
Inventory, net	111.8	(115.4)
Accounts payable and accrued liabilities	(11.3)	(551.8)
Profit sharing/deferred compensation	(29.2)	(60.1)
Advance payments	(1.3)	(19.8)
Income taxes receivable/payable	8.3	(211.8)
Contract liabilities	(82.1)	(5.5)
Other	(29.6)	32.2
Net cash used in operating activities	($197.7)	($559.7)
Investing activities
Purchase of property, plant and equipment	(53.3)	(51.2)
Acquisition, net of cash acquired	(21.1)	(117.9)
Other	2.2	2.7
Net cash used in investing activities	($72.2)	($166.4)
Financing activities
Proceeds from issuance of debt	—	1,200.0
Payment on revolving credit facility	—	(800.0)
Customer financing	(5.0)	10.0
Principal payments of debt	(19.9)	(14.8)
Payments on term loan	(2.0)	(11.4)
Payments on floating rate notes	(300.0)	—
Taxes paid related to net share settlement awards	(4.4)	(13.8)
Proceeds from issuance of ESPP stock	1.4	1.3
Debt issuance and financing costs	—	(24.5)
Purchase of treasury stock	—	0.1
Dividends paid	(2.2)	(13.4)
Other	0.1	—
Net cash (used in) provided by financing activities	($332.0)	$333.5
Effect of exchange rate changes on cash and cash equivalents	(2.1)	(7.7)
Net decrease in cash, cash equivalents and restricted cash for the period	($604.0)	($400.3)
Cash, cash equivalents, and restricted cash, beginning of the period	1,893.1	2,367.2
Cash, cash equivalents, and restricted cash, end of the period	$1,289.1	$1,966.9

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	July 1, 2021	July 2, 2020
Cash and cash equivalents, beginning of the period	$1,873.3	$2,350.5
Restricted cash, short-term, beginning of the period	0.3	0.3
Restricted cash, long-term, beginning of the period	19.5	16.4
Cash, cash equivalents, and restricted cash, beginning of the period	$1,893.1	$2,367.2

Cash and cash equivalents, end of the period	$1,269.3	$1,947.1
Restricted cash, short-term, end of the period	$0.3	$0.3
Restricted cash, long-term, end of the period	19.5	19.5
Cash, cash equivalents, and restricted cash, end of the period	$1,289.1	$1,966.9
* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share and (ii) free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

Adjusted Diluted (Loss) Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted (loss) earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as “cash used in operations”), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	Three months ended				Six months ended
	July 1, 2021		July 2, 2020		July 1, 2021		July 2, 2020

GAAP Diluted Loss Per Share	($1.30)		($2.46)		($2.95)		($4.04)
Costs Related to Acquisitions	—	a	0.06	b	0.01	a	0.13	b
Restructuring Costs	0.01	c	0.04	d	0.04	c	0.29	d
Voluntary Retirement Program	—		0.08	e	—		0.50	e
Deferred Tax Asset Valuation Allowance	0.98	f	—		1.39	f	—
Adjusted Diluted Loss Per Share	($0.31)		($2.28)		($1.51)		($3.12)

Diluted Shares (in millions)	104.2		103.9		104.2		103.8

a Represents the three and six months ended Q2 2021 transaction costs (included in SG&A)

b Represents the three and six months ended Q2 2020 transaction costs (included in SG&A)

c Represents the three and six months ended Q2 2021 restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

d Represents the three and six months ended Q2 2020 restructuring expenses for cost-alignment and headcount reductions (included in Restructuring costs)

e Represents the three and six months ended Q2 2020 retirement incentive expenses resulting from the VRP offered during the first quarter of 2020 (included in Other expense)

f Represents the three and six months ended Q2 2021 deferred tax asset valuation allowance (included in Income tax provision)

Free Cash Flow
($ in millions)

	Three months ended		Six months ended		Guidance
	July 1, 2021	July 2, 2020	July 1, 2021	July 2, 2020	Full-Year 2021

Cash used in Operations	($28)	($228)	($198)	($560)	($50) - ($150)
Capital Expenditures	(26)	(20)	(53)	(51)	(150)
Free Cash Flow	($53)	($249)	($251)	($611)	($200 - $300)